U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2023
ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	001-37822	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (720) 598-3500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	ADES	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 6, 2023, the Company’s Board of Directors (the "Board") appointed Stacia Hansen to succeed Morgan Fields as the Company’s Chief Accounting Officer effective November 6, 2023. Ms. Hansen will assume the responsibilities as the principal financial officer, which were previously filled by Ms. Fields. Ms. Fields will remain an employee of the Company until her employment with the Company terminates on December 21, 2023. In connection with her separation from the Company, Ms. Fields will receive the payments and benefits due in connection with a termination without cause under her employment agreement with the Company, which is described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on April 27, 2023. The amounts due in connection with her separation will be subject to her execution and non-revocation of a standard release of claims.
Ms. Hansen, 37, has more than 12 years of accounting experience and expertise in SEC reporting, technical accounting, and Sarbanes-Oxley Act compliance. Ms. Hansen has worked for the Company since 2015, holding the position of Manager of SEC Reporting and Technical Accounting from 2015 to 2019 and the position of Director of SEC Reporting and Technical Accounting since 2019. Prior to joining ADES, Ms. Hansen worked in Assurance Services at Ernst & Young, LLP from 2009 through 2015. Ms. Hansen, a certified public accountant, graduated with a B.S. and a Master of Accountancy from the University of Denver.
In connection with her appointment as Chief Accounting Officer, on November 6, 2023 Ms. Hansen and the Company entered into an employment agreement (the "Agreement"). The Agreement provides for (i) a base salary of $250,000 per annum; (ii) eligibility for a bonus under the Company’s Short-Term Incentive Plan with a target annual bonus of 50% of base salary; and (iii) target annual long-term incentive compensation awards of 65% of base salary. The Agreement also provides for severance benefits in the event of certain employment terminations, including death, disability and termination without cause or with good reason. Specifically, if Ms. Hansen is terminated without cause or resigns for good reason, subject to her execution and non-revocation of a release of claims, she is entitled to receive: (i) 12 months of base salary, payable on the Company's established payroll dates; (ii) any short-term incentive or other cash bonus that would have been paid based upon Company performance in the year of termination assuming employment for the full calendar year, payable at the time such payment is paid to other employees under the applicable short term incentive program; (iii) accelerated vesting of all outstanding restricted stock awards; (iv) the value of any unvested performance stock units earned determined based on performance through the termination date; and (v) a lump-sum payment equal to 12 months of COBRA premiums. The Agreement also includes standard confidentiality and inventions assignment provisions. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Ms. Hansen was also designated an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended. Ms. Hansen does not have any family relationship with any director or executive officer of the Company nor is there any arrangement or understanding between Ms. Hansen and any other person pursuant to which she was appointed as an officer. There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Ms. Hansen’s appointment as an executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Stacia Hansen and Advanced Emissions Solutions, Inc., dated November 6, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2023

Advanced Emissions Solutions, Inc.
Registrant

/s/ Robert Rasmus
Robert Rasmus
Chief Executive Officer

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